Exhibit 99.1

CarMax Announces CFO Transition

Richmond, Va. – October 24, 2019 – CarMax, Inc. (NYSE:KMX), the nation’s largest retailer of used cars, today announced, as part of a long-term planning process, its CFO transition. Enrique Mayor-Mora, who has served as CarMax’s treasurer since 2016, will be promoted to senior vice president and CFO. Tom Reedy, who has served as CFO since 2010 and as executive vice president since 2012, will become executive vice president of finance. Mayor-Mora will continue to report to Reedy.

“We are excited to announce the promotion of Enrique Mayor-Mora to senior vice president and CFO,” said Bill Nash, president and CEO. “Enrique is a talented leader who has demonstrated a strong ability to build and lead teams while collaborating and communicating effectively with all stakeholders. We look forward to Enrique’s leadership as our new CFO as we continue to grow our business.”

Mayor-Mora, 51, has extensive experience in strategic and financial planning, treasury, expansion planning and analysis, risk management and investor relations. He joined CarMax in 2011 as vice president of finance and in 2016 moved into the treasurer role. Prior to joining CarMax, he served as vice president of financial planning and analysis and investor relations at Denny’s Corporation from 2005 to 2011. He also served in financial positions of increasing responsibility at Gap, Inc. from 2001 to 2005.

Mayor-Mora received his Bachelor of Arts in Economics from McGill University and his MBA from the Richard Ivey School of Business at the University of Western Ontario.

“Succession planning and talent development for all positions play a key role in our long-term success,” continued Nash. “Tom has developed a strong core finance team and a deep bench of talent since becoming CFO almost 10 years ago, which has allowed him to take on responsibilities beyond finance. This transition enables Tom to focus on our highest priority strategic initiatives and explore new growth opportunities, while at the same time maximizing the talents of our other financial leaders.”

The Company noted that Mayor-Mora will assume responsibilities for Accounting, Tax, Treasury, Expansion Planning and Analysis, Financial Planning and Internal Audit functions. Reedy will continue to oversee the CarMax Auto Finance, Financial Services and Products, Investor Relations, Store Delivery and Support Systems, and Real Estate teams.

About CarMax
CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold nearly 750,000 used cars and 450,000 wholesale vehicles at its in-store auctions. With more than 25,000 associates, CarMax is proud to have been recognized for 15 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

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The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2019, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations

Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Contacts:

Investors:
Stacy Frole
investor_relations@carmax.com, (804) 747-0422 ext. 7865
Media:
pr@carmax.com, (855) 887-2915